UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 19, 2014

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 19, 2014, the Board of Directors of Ambarella, Inc. (the “Company”) approved a Fiscal Year 2015 Annual Bonus Plan covering executive officers Feng-Ming Wang, George Laplante, Les Kohn, Didier LeGall, Christopher Day and Yun-Lung Chen. The target bonus for Dr. Wang is 75% of his annual base salary. The target bonus for Messrs. Laplante, Kohn, LeGall, Day and Chen is 30% of their respective annual base salaries. Payouts, if any, are to be determined by the Compensation Committee of the Board of Directors under the terms of the plan, and the Compensation Committee has discretion to pay bonuses that are below, meet or exceed the targets based on achievement of corporate goals as well as individual objectives. In making its determination, the Compensation Committee will consider the Company’s performance against revenue and profitability metrics established by the Board of Directors. The performance weighting is 50% for the revenue metric and 50% for the profitability metric. On target performance is intended to result in a payout at target levels. Above target performance is intended to result in payment above target levels, with a maximum payout equal to 135% of the annual targeted payout absent approval by the Board of Directors. Any annual bonus plan payouts will be made no later than 2 and one-half months following the end of the Company’s 2015 fiscal year.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2014	Ambarella, Inc.

/s/ George Laplante
George Laplante
Chief Financial Officer